Filed pursuant to Rule 433
Registration Statement No. 333-159062
Dated June 22, 2009
Telefonica US $ bond issue June 2009 June 22, 2009

Disclaimer (1) Please be aware that the information in this presentation is not complete and may be subject to changes. This presentation and the accompanying preliminary prospectus supplement and prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. This presentation contains statements that constitute forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and the safe harbour provisions of the Private Securities Litigation reform Act of 1995. These statements appear in a number of places in this presentation and include financial projections, estimates and their underlying assumptions, statements regarding plans, objectives and expectations, such as statements regarding the intent, belief or current expectations of the customer base, estimates regarding future growth in the different business lines and the global business, market share, financial results and other aspects of the activity and situation relating to the Telefónica Group. The forward-looking statements in this presentation can be identified, in some instances, by the use of words such as “expects”, “anticipates”, “intends”, “believes”, “guidance”, “aims”, “expectations”, “on track”, “in progress” and similar language or the negative thereof or by forward-looking nature of discussions of strategy, plans or intentions. Although Telefónica believes that these statements are based on reasonable assumptions, such forward-looking statements are not, by their nature, guarantees of future performance and involve numerous risks and uncertainties, and other important factors that could include causal actual developments or results to differ materially from those expressed in our forward-looking statements. Analysts and investors are cautioned not to place undue reliance on those forward-looking statements which speak only as of the date of this presentation. Telefónica undertakes no obligation to release publicly the results of any revisions to these forward-looking statements which may be made to reflect events and circumstances after the date of this presentation, including, without limitation, changes in Telefónica’s business, acquisition strategy and planned capital expenditures or to reflect the occurrence of unanticipated events. Analysts and investors are encouraged to consult Telefónica ´s Annual Report as well as periodic filings filed with the relevant Securities Market Regulators, and in particular with the Spanish Securities Market Regulators. TELEFONICA S.A. 2

Disclaimer (2) The risks and uncertainties involved in our businesses that could affect the matters referred to in such forward-looking statements include but are not limited to: 9 Changes in general economic, business or political conditions in the domestic or international markets (particularly in Latin America) in which the Telefónica Group operates or has material investments that may affect demand for its services; 9 Changes in currency exchange rates, interest rates or in credit risk in the Telefónica Group treasury investments or in its financial transactions; 9 Existing or worsening conditions in the international financial markets; 9 The actions of existing and potential competitors in each of the Telefónica Group markets; 9 The impact of current, pending or future legislation and regulation in countries where the Telefónica Group operates; 9 The potential effects of technological changes; 9 The impact of limitations in spectrum capacity; 9 The outcome of pending litigation. Some of these and other important factors that could cause such differences are discussed in more detail in Telefónica S.A.’s Annual Report for the year ended December 31 2008 filed on Form 20-F with the U.S. Securities and Exchange Commission (the “SEC”) on April 30, 2009, under “Item 3—Key Information—Risk Factors”, “Item 4—Information on the Company”, “Item 5—Operating and Financial Review and Prospects” and “Item 11—Quantitative and Qualitative Disclosures About Market Risk”.
This presentation may contain non-GAAP financial measures. Reconciliations of such non-GAAP measures to the closest GAAP measures are contained in Telefónica S.A.’s Annual Report on Form 20-F for the year ended December 31, 2008 and Telefónica S.A.’s interim consolidated financial information included on Form 6-K for the first quarter of 2009 filed with the SEC on June 17, 2009. TELEFONICA S.A. 3

Index 1 Telefónica ´s highlights 2 Business growth 3 Financial position 4 Proposed issue 5 Conclusion TELEFONICA S.A. 4

1 Telefónica a reference in the industry .... Market Cap Clients 3# Mill. USD 5# Mar. 09 Millions As of end of may’09 1. China Mobile 201,295 China Mobile 1. 477.2 2. AT&T146,261VOD 2.307.2 3. Telefonica 101,106 China Telecom 3. 283.6 4. Vodafone 98,355 China Unicom 4. 279.5 5. Verizon83,115TEF 5. 261.4 8. France Telecom 63,684 DT 7. 215.2 10. Deutsche Telekom 49,939 FT 8. 183.5 Source: Bloomberg Source: Company data Fiscal Year 2008(*) Mill. USD 14,769 Net Income 3# 11,702 10,103 5,846 5,415 4,929 2,946 1,974 1. China 2. AT&T 3. TEF 4. Verizon 5. FT 7. VOD 12. TI 20. DT Mobile Source: Bloomberg (*) Vodafone 9months, Mar.08 – Dec.08 TELEFONICA S.A. 5

1 ... with global reach and multiservice operator ... Customer share #1 or #2 position in most markets where we operate market position (Mar-09) WIRELESS X WIRELINE X 1 4 2 1 2 2 3 1 1 3 3 2 2 1 2 2 2 1 1 2 1 1 1 1 1 1 2 93% of revenues generated in markets where we hold #1 or #2 position Note: Most relevant minority financial stakes are China Netcom (5%), Portugal Telecom (10%) and Telecom Italia (10%) TELEFONICA S.A. 6

1 ... characterized by a strategically diversified asset portfolio, execution skills and integrated management model Telefónica is a ... €23bn OIBDA €58bn Revenue €15bn OpCF company... (39,6% margin) ... with more than 250m clients across the Globe ... Telefónica Group Accesses Millions Europe: 261.4 198.2 Y-o-y growth 46.7m 42.4 +11.9% +15.4% Spain: 12.8 2.3 -2.4% Latam: 47.2m +17.5% +24.8% 159m Total Mobile BB fixed Pay TV Fixed ...benefiting from the value of being diversified Q1 09 Revenue Q1 09 OIBDA Others & eliminations T. Europe 1% T. España T. Europe T. España 24% 16% 36% 45% 39% 39% T. Latam T. Latam TELEFONICA S.A. 7

Index 1 Telefónica ´s highlights 2 Business growth 3 Financial position 4 Proposed issue 5 Conclusion TELEFONICA S.A. 8

GROUP FINANCIALS 2 Solid Q1 09 Group performance leveraging diversified portfolio ... € in millions Jan-Mar Change Change organic(1) 2009 Q1 09/Q1 08 Q1 09/Q1 08 Revenues 13,703 -1.4% +2.8% Operating Income before D&A 5,354 -0.4% +2.5% (OIBDA) OIBDA Margin 39.1% +0.4 p.p. -0.1 p.p. Operating Income 3,190 +2.9% +3.9% (OI) 84% of OpCF Net income 1,690+9.8% stemming from Investment OpCF (OIBDA-CapEx)4,154+2.4% +4.5% Grade countries 9 Negative impacts in nominal growth rates due to FX, deducting: Revenues: -4.7 p.p. OIBDA: -3.3 p.p. OI: -1.3 p.p. (1) Organic growth: Assumes constant exchange rates and includes the consolidation of Telemig in January-March 2008 for comparison purposes because Telemig was first included in the Telefónica Group’s consolidation perimeter in April 2008 . TELEFONICA S.A. 9

2 ...outperforming our main European peer group in size and operationally Q1 2009 Business Clients and OIBDA margin figures # 1/2 Mkt. Cap # 1 # 1 2 # 1# 1# € in millions Revenues In millions Clients % Margin OIBDA 15.902 261 39,1% 13.703 189 33,9% 12.685 184 31,1% 1 # 1# 2 3 € in millions OIBDA € in millions Market Cap[1] 5.354 71.610 4.942 45.105 4.300 35.370 Source: Companies’ 2009 Q1 Results (Press Release) Growth figures Q1 2009 vs. Q1 2008 1. As of May 29th closing TELEFONICA S.A. 10

2 T.España: Successfully managing OpEx and CapEx to improve OpCF WIRELINE WIRELESS Revenues & 0.3% Q1 09 Q1 09 Q1 09 9Focus on OpCF across OpCF Q1 09 -0.1% businesses without (comparable (1) -3.0% jeopardizing revenue share y-o-y change) -7.3% leadership Service Revenues OpCF OpCF Revenues 9 Limiting top line pressure with 47.9% 47.4% efficiency gains and CapEx 43.4% 44.6% OIBDA and discipline -0.4p.p. OIBDA margin Q1 09 Q1 09 +1.2p.p. Sustaining solid margins: flat in (comparable (1) Q1 08 Q1 09 Q1 08 Q1 09 wireline, while expanding in -3.8% y-o-y change) wireless -6.9% OIBDA OIBDA / Revenues OIBDA OIBDA / Revenues CapEx adapted to current trading environment T.ESPAÑA -2.1p.p. CapEx and 9.0% T. España OpCF: €2,068m; 6.9% CapEx over Q1 09 +0.2%(1) y-o-y revenues; Q1 08 Q1 09 (comparable(1)) -28.0% CapEx CapEx / Revenues (1) Excludes impact on revenues (Wireline: € 75.3 m) and OIBDA (Wireline: € 45.6 m; Wireless: € -23.9 m) of Universal Service Obligation in Q1 09, as well as bad debt recovery in Q1 08 (Wireline: € 17 m; Wireless: € 8 m) and Real Estate capital gains (Wireline: € 0.4 m Q1 09 and € 67 m Q1 08). TELEFONICA S.A. 11

T.Latam: sustained strong results combining growth & enhanced efficiency

Revenue growth (Q1 09 y-o-y change)


+4.8%
+8.7%
2.2 p.p
1.8 p.p
0.8 p.p
3.8 p.p
0.1 p.p
€ terms
Organic (1)
Arg.
Brazil
Peru
Ven.
Others(2)

OIBDA growth (Q1 09 y-o-y change)


+10.9%
+13.9%
3.0 p.p
2.4 p.p
1.2 p.p
6.8 p.p
0.5 p.p
€ terms
Organic (1)
Arg.
Mex.
Peru
Ven.
Others(3)

OIBDA & CapEx over Revenues (Q1 09)


+1.7p.p.
38.5%
+0.3p.p.
8.8%
Total
Total
Organic y-o-y growth (1)
OIBDA / Revenues
CapEx / Revenues

OpCF (OIBDA-CapEx; € in millions)


1,606
+14.3%
Q1 09
Organic y-o-y growth (1)

- ✓ **Healthy customer growth** across businesses: total accesses up 12.6%(4) y-o-y driven by mobile (+15.8%(4)) and BB (+18.6%)
- ✓ **Strong y-o-y organic revenue growth** driven by robust mobile and Internet & TV revenue growth
- ✓ **OIBDA margin expansion** supported by mobile business leveraging scale economies and lower commercial activity
- ✓ **Significant OIBDA margin expansion across every mobile operation**: +5.6 p.p. in Argentina, +9.8 p.p. in Mexico, +8.3 p.p. in Peru
- ✓ **Solid OpCF** despite strong investments in growth platforms

(1) Organic growth: Assumes constant exchange rates and includes the consolidation of Telemig in January-March 2008 for comparison purposes because Telemig was first included in the Telefónica Group's consolidation perimeter in April 2008 .
(2) Includes Central America, Colombia, México, Ecuador, Chile, Uruguay and Others.
(3) Includes Brazil, Central America, Colombia, Ecuador, Chile, Uruguay and Others.
(4) Includes Telemig from April 2008.

TELEFONICA S.A.
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Telefónica

2 T. Europe: Delivering on cash flow generation through a more rebalanced portfolio while maintaining momentum



Revenues & OIBDA
(Q1 09 vs. Q1 08)
REVENUES
OIBDA
+4.0%
-6.6%
€ terms
Constant currency
+7.0%
-3.2%
€ terms
Constant currency

✓ Solid Q1 09 performance across markets in an increasingly tough trading environment

- +9.0% y-o-y increase in total customer base.
- Increasing value through product innovation and customer insight: flat rates, SIM-only, Mobile BB and retention activity:
  - Exceptional performance in mobile contract: 82% of new total accesses added in Q1 09.
  - Solid mobile BB adoption, leading to a +28.5% y-o-y growth in non P2P-SMS data revenue [1].
- Continued optimizing behaviour of customers using bundles, less prepay and roaming activity.

✓ Ongoing efficiency programmes and improved customer retention to deliver strong OpCF

- OIBDA margin up 0.9 p.p. year-on year to reported 27.2%.
- More streamlined commercial approach, mainly through direct channels.
- Improved profitability of fixed BB on increased scale.
- Keeping flexibility on CapEx commitments.

TELEFONICA S.A.
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Telefonica

Index 1Telefónica ´s highlights 2Business growth 3Financial position 4Proposed issue 5Conclusion TELEFONICA S.A. 14

3 Leverage below 2x,... Net Financial Debt/OIBDA(1) € in billions 2.7 -15% -16% 2.3 1.9 1.9 Dec. 06 Dec. 07 Dec. 08 Mar 09 Net Financial Debt /OIBDA Net Financial Debt /OIBDA, within leverage target range Outlook upgrade to positive by Moody’s (Baa1/positive) in Q1 09, following rating upgrades in Q4 08 by the other rating agencies (Fitch and Standard&Poors, A-/stable, JCR A/stable). Leverage ratio continues below 2x (Net Financial Debt/OIBDA(1)). We have further reduce our net financial debt since March 2009 . (1) Calculated based on Q1 09 OIBDA figure annualized excluding results on the sale of fixed assets Source: Company data TELEFONICA S.A. 15

3 compatible with robust shareholders return, ... Growing path in DPS 1.15 1.0 (in euros) Current DY(4): DIVIDENDS 0.75 7.6% 2007[1] 2008[2] 2009[3] + SHARE            Tactical Share Buybacks BUYBACKS 150 million shares bought in 2008 & Q1 09 Earning per Share            Free Cash Flow (in €)per Share (in €) +12.9% +56.9% 0.37 0.28 0.33 0.18 Q1 08 Q1 09 Q1 08 Q1 09 (1) Paid in H2 07 (0.35€) and 0.4€ paid in H1 08.
(2) Fiscal year 2008, paid in H2 08 (0.5€) and paid in H1 09 (0.5€). (3) BoD approved the proposal to increase the dividend corresponding to the 2009 fiscal year. It is the Company ´s intention to maintain its current practice to pay its dividend in two annual installments. (4) Based on Telefónica stock price as of May 29th 2009. TELEFONICA S.A. 16

3 ... and M&A M&A to foster growth 9Brazil — Interested in acquiring remaining 50% of VIVO 9China — Interested in reaching up to 10% of China Unicom 9Germany – looking at Hansenet TELEFONICA S.A. 17

3 Debt profile smoothed with previous transactions Mar-09 Net Financial Debt Maturity € in billions € in billions 9.1 Mar-09 7.8 6.1 5.8 >50% long-term 2010 2011 2008 Unused Free Cash credit Flow lines Mar09 Almost €8bn refinancing YTD09 (50-50 bond-loans) reducing by almost 40% maturities in 2009-2011. Average debt life above 6 years, longer than the time expected to be needed for full repayment TELEFONICA S.A. 18

Index 1 Telefónica ´s highlights 2 Business growth 3 Financial position 4 Proposed issue 5 Conclusion TELEFONICA S.A. 19

3 4 Proposed issue 9 Issuer: Telefónica Emisiones, S.A.U. 9 Guarantor: Telefónica, S.A. 9 Rating: A- sta (S&P’s and Fitch) Baa1 pos (Moody’s) 9 Issue price: Par 9 Security type: Senior Unsecured Notes 9 Form of issuance: US Shelf Program, expected NYSE listed
9 Tranches: Long 5y Fixed (2015) & 10y (2019) TELEFONICA S.A. 20

Index 1Telefónica ´s highlights 2Business growth 3Financial position 4Proposed issue 5Conclusion TELEFONICA S.A. 21

5 Conclusions 9 Combining business growth and efficiency Close to 3% revenue and OIBDA organic growth(1) in Q1 2009 Leveraging our scale and diversification Largest European telco by market cap 9 Robust financial position coupled with strong cash flow generation Net financial debt below 2 times OIBDA. Balanced policy, with significant shareholder remuneration and room for M&A. Year to date, we have issued close to €4bn the in capital markets. 9 Prudent approach to Credit Markets as regular issuer (1) Organic growth: Assumes constant exchange rates and includes the consolidation of Telemig in January-March 2008 for comparison purposes because Telemig was first included in the Telefónica Group’s consolidation perimeter in April 2008 . TELEFONICA S.A. 22